UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                 CommScope, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    203372107
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 203372107                      13G                Page 2 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge International LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $12,800,000 aggregate principal amount of 3.25% Senior
                    Subordinated Convertible Notes due 2015, convertible into
                    465,454 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $12,800,000 aggregate principal amount of 3.25% Senior
                    Subordinated Convertible Notes due 2015, convertible into
                    465,454 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $12,800,000 aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015, convertible into 465,454 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.49%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 3 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            STAR L.P. (a statistical arbitrage strategy)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    79,600 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    79,600 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            79,600 shares of Common Stock
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.08%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions) PN
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 4 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

             Highbridge Statistical Market Neutral Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    647,945 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    647,945 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            647,945 shares of Common Stock
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.69%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 5 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            SGAM AI Equity Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Luxemburg
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,051 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,051 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,051 shares of Common Stock
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 6 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Statistical Opportunities Master Fund, L.P
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    53,450 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    53,450 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            53,450 shares of Common Stock
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.06%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 7 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Convertible Opportunities Master Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 8 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    265 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    265 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            265 shares of Common Stock
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------------

CUSIP No. 203372107                      13G                Page 9 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Capital Management, LLC
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $12,800,000 aggregate principal amount of 3.25% Senior
                    Subordinated Convertible Notes due 2015, convertible into
                    465,454 shares of Common Stock

                    782,311 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $12,800,000 aggregate principal amount of 3.25% Senior
                    Subordinated Convertible Notes due 2015, convertible into
                    465,454 shares of Common Stock

                    782,311 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $12,800,000 aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015, convertible into 465,454 shares of Common Stock

            782,311 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            1.32%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-----------------------------------------------------------------------------

CUSIP No. 203372107                    13G                Page 10 of 17 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Glenn Dubin
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $12,800,000 aggregate principal amount of 3.25% Senior
                    Subordinated Convertible Notes due 2015, convertible into
                    465,454 shares of Common Stock

                    782,311 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $12,800,000 aggregate principal amount of 3.25% Senior
                    Subordinated Convertible Notes due 2015, convertible into
                    465,454 shares of Common Stock

                    782,311 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $12,800,000 aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015, convertible into 465,454 shares of Common Stock

            782,311 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            1.32%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-----------------------------------------------------------------------------

CUSIP No. 203372107                    13G                Page 11 of 17 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on April 24, 2009 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G"), with respect to the shares of Common Stock, $0.01 par value per share (the "Common Stock"), of CommScope Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

       Highbridge International LLC
       ------------------------------
       c/o Harmonic Fund Services
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road
       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       STAR, L.P. (a statistical arbitrage strategy)
       ----------------------------------------------
       c/o Harmonic Fund Services
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road
       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Statistical Market Neutral Fund
       -------------------------------------------
       c/o Highbridge Capital Management, LLC
       40 West 57th Street, 33rd Floor
       New York, New York 10019
       Citizenship:  State of Delaware

       SGAM AI Equity Fund
       -------------------
       170 Place Henri Regnault-La Defense 6
       92043 Paris - La Defense Cedex
       France
       Citizenship:  Luxemburg

       Highbridge Statistical Opportunities Master Fund, L.P.
       ------------------------------------------------------
       c/o Harmonic Fund Services
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road
       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Convertible Opportunities Master Fund, L.P.
       ------------------------------------------------------
       c/o Harmonic Fund Services
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road
       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.
       ---------------------------------------------------------------
       c/o Harmonic Fund Services
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road

CUSIP No. 203372107                    13G                Page 12 of 17 Pages


       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Capital Management, LLC
       ----------------------------------
       40 West 57th Street, 33rd Floor
       New York, New York  10019
       Citizenship:  State of Delaware

       Glenn Dubin
       -------------
       c/o Highbridge Capital Management, LLC
       40 West 57th Street, 33rd Floor
       New York, New York 10019
       Citizenship:  United States

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:

      As of December 31, 2009, (i) Highbridge International LLC beneficially owned $12,800,000 aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015 (the "Notes"), convertible into 465,454 shares of Common Stock (not counting any accrued and unpaid interest on the Notes), (ii) STAR, L.P. (a statistical arbitrage strategy) beneficially owned 79,600 shares of Common Stock, (iii) Highbridge Statistical Market Neutral Fund beneficially owned 647,945 shares of Common Stock, (iv) SGAM AI Equity Fund beneficially owned 1,051 shares of Common Stock, (v) Highbridge Statistical Opportunities Master Fund, L.P. beneficially owned 53,450 shares of Common Stock, (vi) Highbridge Convertible Opportunities Master Fund, L.P. no longer beneficially owned any shares of Common Stock, (vii) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. beneficially owned 265 shares of Common Stock and (vii) each of Highbridge Capital Management, LLC and Glenn Dubin may have been deemed the beneficial owner of $12,800,000 aggregate principal amount of Notes, convertible into 465,454 shares of Common Stock (not counting any accrued and unpaid interest) beneficially owned by Highbridge International LLC and the 782,311 shares of Common Stock beneficially owned by STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, SGAM AI Equity Fund, Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P..

      Highbridge Capital Management, LLC is the sub-advisor to Highbridge Statistical Market Neutral Fund and SGAM AI Equity Fund and is the trading manager of Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P., Highbridge Convertible Opportunities Master Fund, L.P. and Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC and Glenn Dubin disclaims beneficial ownership of shares of Common Stock held by Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, SGAM AI Equity Fund, Highbridge Statistical Opportunities Master Fund, L.P., Highbridge Convertible Opportunities Master Fund, L.P. and Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.

CUSIP No. 203372107                    13G                Page 13 of 17 Pages


        (b)    Percent of class:

             The Company's quarterly report for the quarterly period ended September 30, 2009, filed on Form 10-Q on October 27, 2009, indicates that as of October 22, 2009, there were 93,790,313 shares of Common Stock outstanding. Therefore, as of December 31, 2009, based on the Company's outstanding shares of Common Stock and, for purposes of clauses (i) and (viii) below, assuming the conversion of the Notes, (i) Highbridge International LLC may have been deemed to beneficially own 0.49% of the outstanding shares of Common Stock of the Company, (ii) STAR, L.P. (a statistical arbitrage strategy) may have been deemed to beneficially own 0.08% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Statistical Market Neutral Fund may have been deemed to beneficially own 0.69% of the outstanding shares of Common Stock of the Company, (iv) SGAM AI Equity Fund may have been deemed to beneficially own 0.00% of the outstanding shares of Common Stock of the Company, (v) Highbridge Statistical Opportunities Master Fund, L.P. may have been deemed to beneficially own 0.06% of the outstanding shares of Common Stock of the Company, (vi) Highbridge Convertible Opportunities Master Fund, L.P. no longer beneficially owned any shares of Common Stock, (vii) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. may have been deemed to beneficially own 0.00% of the outstanding shares of Common Stock of the Company and (viii) each of Highbridge Capital Management, LLC and Glenn Dubin may have been deemed to beneficially own 1.32% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

        (c)    Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote

                       0

               (ii)    Shared power to vote or to direct the vote

                       See Item 4(a)

               (iii)   Sole power to dispose or to direct the disposition of

                       0

               (iv)    Shared power to dispose or to direct
                       the disposition of

                       See Item 4(a)


Item 5.   Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 203372107                    13G                Page 14 of 17 Pages


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 12, 2010, by and among Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, SGAM AI Equity Fund Highbridge Statistical Opportunities Master Fund, L.P., Highbridge Convertible Opportunities Master Fund,L.P., Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P., Highbridge Capital Management, LLC and Glenn Dubin.

CUSIP No. 203372107                    13G                Page 15 of 17 Pages


                                   SIGNATURES

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 12, 2010

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC

                                         By: Highbridge Capital Management, LLC
                                             its Trading Manager

By: /s/ John Oliva
----------------------------------       By: /s/ John Oliva
Name: John Oliva                         -------------------------------------
Title: Managing Director                 Name: John Oliva
                                         Title: Managing Director


STAR, L.P. (a statistical arbitrage      HIGHBRIDGE STATISTICAL MARKET NEUTRAL
strategy)                                FUND

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                  its Sub-Advisor


By: /s/ John Oliva                       By:  By: /s/ John Oliva
---------------------------------        -------------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

SGAM AI EQUITY FUND                      HIGHBRIDGE STATISTICAL OPPORTUNITIES
                                         MASTER FUND, L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Sub-Advisor                          its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
-----------------------------------      -------------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE CONVERTIBLE OPPORTUNITIES     HIGHBRIDGE STATISTICALLY ENHANCED
MASTER FUND, L.P.                        EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                  its Trading Manager

By: /s/ John Oliva                        By: /s/ John Oliva
-------------------------------------     -------------------------------------
Name: John Oliva                          Name: John Oliva
Title: Managing Director                  Title: Managing Director

/s/ Glenn Dubin
-------------------------------------
GLENN DUBIN

CUSIP No. 203372107                    13G                Page 16 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.01 par value, of CommScope, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 12, 2010


HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC

                                         By: Highbridge Capital Management, LLC
                                             its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ----------------------------------
Name: John Oliva                          Name: John Oliva
Title: Managing Director                  Title: Managing Director

STAR, L.P. (a statistical arbitrage      HIGHBRIDGE STATISTICAL MARKET NEUTRAL
strategy)                                FUND

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Sub-Advisor


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       --------------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

SGAM AI EQUITY FUND                      HIGHBRIDGE STATISTICAL OPPORTUNITIES
                                         MASTER FUND, L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Sub-Advisor                      its Trading Manager



By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------         ------------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

CUSIP No. 203372107                    13G                Page 17 of 17 Pages


HIGHBRIDGE CONVERTIBLE OPPORTUNITIES     HIGHBRIDGE STATISTICALLY ENHANCED
MASTER FUND, L.P.                        EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       -------------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director


/s/ Glenn Dubin
----------------------------------
GLENN DUBIN